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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K


                            CURRENT REPORT PURSUANT
                         TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                 Date of report
                                 April 24, 2006
                        (Date of earliest event reported)

                                  EPIXTAR CORP.
             (Exact Name of Registrant as Specified in Its Charter)

                                     Florida
                 (State or Other Jurisdiction of Incorporation)


       001-15489                                         65-0722193
       ---------                                         ----------
(Commission File Number)                      (IRS Employer Identification No.)


   11900 Biscayne Boulevard Suite 700
            Miami, Florida                                 33181
            --------------                                 -----
(Address of Principal Executive Offices)                 (Zip Code)

                                 (305) 503-8600
                                 --------------
              (Registrant's Telephone Number, Including Area Code)

       Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



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Item 4.01.  Changes in Company's Certifying Accountant.

On April 11, 2006, the Company's auditors, McClain & Company, L.C. ("McClain"), filed a motion (the "Motion") with the United States Bankruptcy Court for the Southern District of Florida (the "Court"), to withdraw from its engagement with the Company on the basis that McClain believed it no longer had confidence in the Company's management and was no longer independent. The Company contested the Motion.

The Court held an emergency hearing on April 13, 2006. McClain, through its counsel, confirmed that it had no knowledge, as a result of the work performed on the audit of the Company's financial statements for the year ended December 31, 2005, of any financial wrongdoing. Moreover, counsel confirmed that there were no allegations of fraud or misconduct other than McClain's allegations relating to Bradley Yeater and the Company's Form 12b-25 filing described in the last sentence of the fourth paragraph of this Item. At the hearing, the Company maintained that McClain's claims were without merit. At the conclusion of the hearing, the Court directed the Company and McClain to participate in mediation and scheduled a continued hearing for April 24, 2006.

Based, in part, on the mediation conducted on April 19, 2006, McClain's position that it would not issue a report on the Company's financial statements based on its proclaimed lack of independence, even if the Court did not authorize McClain to withdraw from the engagement, as well as the Company's desire to avoid any further loss of time, the Company believed that it had no choice other than to allow McClain to resign and engage new auditors. Consequently, the Company and McClain agreed that:

(a)      McClain would withdraw the emergency motion;
(b) McClain would resign effective upon an entry of an Order by the Court and would fully cooperate in the Company's transition to new auditors; and
(c) the Company and McClain reserved all claims and causes of action against each other.

An Order reflecting the foregoing terms was entered by the Court on April 24, 2006.

During the period of McClain's engagement (January 9, 2006 - April 24, 2006), there were no disagreements with McClain on any matter of accounting principles or practices, financial statement disclosure, or, except with respect to the issue of McClain's independence, auditing scope or procedure. By letter dated April 21, 2006 to the Company's Audit Committee, McClain advised the Company that it believed there were certain weaknesses in internal controls and questions regarding management's judgment arising from (a) the failure of management to timely learn of pending felony charges and a subsequent guilty plea by Bradley Yeater, the Company's Chief Operating Officer, (b) the decision by the Company to retain this executive officer, (c) management's decision on the method of publicly disclosing this matter, and (d) the filing of a Form 12-b25 which McClain believed was inaccurate, incomplete and materially misleading and which was not submitted to McClain for review prior to filing.

The felony charge and subsequent guilty plea related to a charge of sexual battery by Mr. Yeater. Mr. Yeater was sentenced to a period of probation with the ability to travel internationally. The Company engages in the practice of conducting criminal background checks on all its executives. Said procedure was in effect at the time of Mr. Yeater's employment and failed to disclose any criminal convictions as it was performed prior to the guilty plea being entered.

Upon McClain's notification to the Company of the charges, which occurred one month after McClain learned of the matter, the Company undertook a vigorous investigation of the facts and circumstances related to the matter and determined that, although it does not in any way condone Mr. Yeater's behavior, he has been able to execute his responsibilities at a high level and can be expected to do so in the future. Based upon such investigation and analysis, including the facts that the conviction did not interfere with Mr. Yeater's performance of his duties and the crime was non-economic in nature, management elected to retain Mr. Yeater's services and while arguably not required to do so, disclose the conviction in the Company's Annual Report on Form 10-K, which management then anticipated would be filed within several days.

With regard to the erroneous Form 12b-25, when the Company was apprised of its error by McClain, the Company acknowledged that it erred and offered to immediately correct the filing.

The Company is in the process of interviewing potential auditors and, therefore, is not in a position to predict as to when an audit of the financial statements for the year ended December 31, 2005 will be completed and when the Company will be able to file its Annual Report on Form 10-K for the same period.

McClain has been provided with a copy of the disclosures contained in this Form 8-K with a request that it furnish to the Company a letter addressed to the Commission stating whether it agrees with the statements made by the Company in response to Item 304(a) of the Regulation S-K and, if not, stating the respects in which it does not agree. Upon receipt of the letter, the Company will file the letter by amendment.


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Item 9.01.  Financial Statements and Exhibits.

(c) Exhibits.

16.05 - Letter re: change in certifying accountants (to be filed by amendment).


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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                  EPIXTAR CORP.
                                  (Registrant)


Date: April 26, 2006              By /s/ IRVING GREENMAN
                                     ------------------------------------------
                                     Irving Greenman
                                     President and Chief Financial Officer